Function(X) Inc. Completes Acquisition of Rant Inc.,
Accelerates Growth in Social Publishing

Renewed Commitment from Largest Shareholder and $4MM Round of Financing Shows Confidence in Future

NEW YORK – July 13 2016, – Function(X) Inc. (Nasdaq: FNCX), formerly DraftDay Fantasy Sports Inc. (Nasdaq: DDAY) has completed an acquisition of assets of Rant Inc., which complements its existing Wetpaint social publishing business expanding into sports, lifestyle, and entertainment verticals. Simultaneously with the purchase, Function(X) successfully completed a PIPE transaction raising $4,000,000 for use in the purchase and for working capital. In connection with these transactions, Robert F.X. Sillerman has committed to convert to Function(X) common stock all of the debt and preferred shares of approximately $35MM, subject to certain terms, conditions and restrictions. This conversion will further strengthen the Company’s balance sheet. Aegis Capital Corp served as the placement agent for the transaction.

Rant, Inc. is a leading digital publishing network that creates original content -- most notably in sports, entertainment and pets – that reaches major demographics. In 2015, Rant was named as the 18th Fastest Growing Private Company by Inc. magazine and the 31st Most Promising Company in America by Forbes as its network delivered up to 11 monthly visits per visitor, twice as much as industry leaders BuzzFeed and Vox in some months. Adweek reported that Rant’s flagship RantSports.com property was ranked #1 by Quantcast for target digital ad buying for the 2015 holiday season, indicating the power of reaching a targeted audience.

In their best months combined, Wetpaint and Rant have received over 50 million monthly visitors to their properties. The combined properties currently have approximately 15 million fans on their Facebook pages and generate up to 300 million video views per month. Wetpaint and Rant will have an editorial team of 30 writers and will be able to draw upon content from more than 400 pre-screened writers.

Wetpaint (Wetpaint.com) is the fastest growing entertainment news destination for millennial women. Covering the latest in television, music, and pop culture, Wetpaint reaches over 10 million enthusiasts on a monthly basis. Cementing its position as a leader in the social media industry, Wetpaint recently won the award for Most Innovative Use of Social Media at Incite’s Corporate Social Media awards. This honor showcases Wetpaint's resilience in the face of numerous Facebook algorithm changes over the last year and illustrates how effective its proprietary SDS technology is. Wetpaint has also enjoyed a number of social media takeovers by popular celebrities, most recently, when the Orange is the New Black cast took Wetpaint fans on their float at the New York Pride March.

Additionally, positive developments in the world of daily fantasy sports gives the company many options, with several states recognizing the appeal and benefits of this rapidly growing industry. As the company explores those options, Draft Day Gaming Group is positioned to expand in the U.S. with an active pipeline focused on regulated operators. Outside of the U.S., Draft Day Gaming Group launched the DraftStars daily fantasy platform for CrownBet, the leading sports betting operation in Australia.

Robert F.X. Sillerman, Executive Chairman and Chief Executive Officer, commented, “Function X is often referred to in mathematics as the largest possible number. That is the goal of the company, to achieve the maximum results possible. The combination of Wetpaint and Rant along with the recent momentum in fantasy sports positions us to achieve significant levels of success. Clearly, my commitment to convert approximately $35MM of debt and preferred stock to common equity reflects my confidence in FNCX.”
For details about the transaction, refer to the company’s Current Report on Form 8-K as filed today with the Securities and Exchange Commission.

About Function(X) Inc.

Function(X) operates Wetpaint.com, the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture and Rant, a leading digital publisher that publishes original content in 13 different verticals, most notably in sports, entertainment, pets, cars and food. Function(X) Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams.  Function(x) Inc. also operates Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(X), Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact:

For Function(X) Inc.:
Investors:
Mitchell Nelson, Executive Vice President, 212-231-0092

or
Media Relations:
Dian Griesel International
Laura Radocaj, 212-825-3210
lradocaj@dgicomm.com